Exhibit 99.1
FOR FURTHER INFORMATION

AT FELDMAN MALL PROPERTIES:	FOR JAMES W. SIGHT:
Thomas Wirth	8500 College Blvd.,
President and Chief Executive Officer	Overland Park, Kansas 66210
(516) 684-1239	(913) 362-9133
FELDMAN MALL PROPERTIES, INC. AND
JAMES W. SIGHT REACH AGREEMENT
REGARDING BOARD NOMINATION
Great Neck, NY and Shawnee Mission, KS, May 5, 2008 — Feldman Mall Properties, Inc. (NYSE: FMP) and James W. Sight today announced that they have reached an agreement relating to the Feldman Mall Properties 2008 Annual Meeting of Stockholders. Mr. Sight beneficially owns 880,500 shares of FMP common stock, representing approximately 6.8% of FMP’s outstanding shares.
Under the terms of the agreement, which will be filed as an exhibit to a report on Form 8-K to be filed by Feldman Mall Properties, Mr. Sight has withdrawn his purported nomination of three persons for election to the Feldman Mall Properties’ Board of Directors and will not solicit proxies in connection with FMP’s 2008 Annual Meeting. In addition, Mr. Sight has agreed to vote his shares in support of all of the candidates nominated by the Board of Feldman Mall Properties for election as directors at the 2008 Annual Meeting. Mr. Sight also has agreed to comply with certain standstill provisions for a period commencing on the date of the agreement and ending on the date that is 150 days before the first anniversary of the date of the proxy statement mailed to the stockholders of Feldman Mall Properties in connection with its 2008 Annual Meeting of Stockholders, subject to the express understanding that these provisions will not restrict him from soliciting proxies or taking other actions in respect of the 2009 annual meeting of stockholders. Feldman Mall Properties has agreed that its Board will nominate Mr. Sight for election as a director at the 2008 Annual Meeting of Stockholders.
Feldman Mall Properties, Inc. (the “Company”) plans to file with the SEC and mail to its stockholders a definitive proxy statement (the “2008 Proxy Statement”) relating to its 2008 annual meeting of stockholders, which is currently scheduled for May 28, 2008. The Company, its directors and certain of its officers may be deemed, under the SEC’s rules, to be participants in a solicitation of proxies from its stockholders in connection with the 2008 annual meeting of stockholders. Information regarding those directors and officers and their respective interests will be provided in the 2008 Proxy Statement. Investors should read the 2008 Proxy Statement when it becomes available because it will contain
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important information. Investors will be able to obtain the 2008 Proxy Statement, after it’s filed, for free at the SEC’s website at www.sec.gov.
About Feldman Mall Properties, Inc.
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 6.8 million square feet. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
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